Exhibit 99.1
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
Steve Steinour
Chairman, President and CEO
614.480.3327
614.480.5485 Facsimile
steve.steinour@huntington.com
January 29, 2010
Dear Fellow Huntington Shareholder:
As I have written in previous letters, our primary objective has been to return Huntington to profitability as soon as possible. Actions to significantly strengthen our loan loss reserves in the fourth quarter resulted in another quarterly loss. This is disappointing. Yet, and assuming the economy stabilizes at or near its current level, we believe 2009 was the peak in credit losses and related provision expense, and that we could return to quarterly profitability some time during 2010. This is quicker than most analysts expect and this accounted for our stock price outperformance relative to other banks on January 22, 2010, the day we announced earnings and this expectation. We still have many challenges and lots of work to be done, but the progress we are making is beginning to be appreciated.
It is important for you to know, that as we enter 2010, I am very encouraged about our prospects. Every day we are stronger. We are growing pre-tax, pre-provision earnings. The balance sheet is solid. We are making investments in people and resources targeted to grow revenue. While credit costs will remain above normalized ranges, we believe they will moderate given actions taken in 2009. Importantly, we have sufficient capital and reserves to continue resolution of credit issues.
Performance Overview
For the 2009 fourth quarter, we reported a net loss of $369.7 million, or $0.56 per common share. This compared with a net loss of $166.2 million, or $0.33 per common share in the 2009 third quarter. The larger loss was due to $894.0 million of provision for credit loss, up $418.9 million in the third quarter, and more than double the level of fourth quarter net charge-offs. Yet, as outlined in the Credit Performance Discussion section below, we are now positioned from a point of greater strength to continue to address the resolution of problem credit going forward.
As noted in the table below, this marked the fourth consecutive quarter of improvement in pre-tax, pre-provision income which totaled $242.1 million, up $4.9 million, or 2%, from the third quarter. The improvement from the prior quarter was primarily driven by an $11.2 million, or 3%, increase in net interest income, our most significant revenue source.

Our net interest margin was 3.19%, down slightly from 3.20% in the third quarter. However, the absolute level of net interest income grew as average earning assets increased 3%, primarily reflecting growth in investment securities as we redeployed the cash generated by a very strong 16% annualized growth rate in core deposits. Our preference would be to use this cash to generate higher-margin loans, and we are working hard to that end. Yet, given the continued economic uncertainty, many customers, especially businesses, are waiting for more signs of economic recovery before borrowing funds to expand their inventories and businesses. That day will come, and we will eventually replace these lower-yield investment securities with higher-yield loans.

	2009				2008
	Fourth	Third	Second	First	Fourth
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
(Loss) Income Before Income Taxes	$(598.0)	$(257.4)	$(137.8)	$(2,685.0)	$(669.2)

Add: Provision for credit losses	894.0	475.1	413.7	291.8	722.6
Less: Securities gains (losses)	(2.6)	(2.4)	(7.3)	2.1	(127.1)
Add: Amortization of intangibles	17.1	17.0	17.1	17.1	19.2
Less Significant items:
Gain on early extinguishment of debt	73.6	—	67.4	—	—
Goodwill impairment	—	—	(4.2)	(2,602.7)	—
Gain related to Visa® stock	—	—	31.4	—	—
FDIC special assessment	—	—	(23.6)	—	—
Visa® anti-trust indemnification	—	—	—	—	4.6

Pre-tax, Pre-provision Income	$242.1	$237.1	$229.3	$224.6	$195.1

LQ Change — Amount	$4.9	$7.8	$4.7	$29.5	$(94.3)
LQ Change — Percent	2.1%	3.4%	2.1%	15.1%	-32.6%
Credit Performance Discussion
Facing the most challenging economic environment in decades, a key objective since the beginning of the year, and a prerequisite for a return to profitable performance, was to make certain we understood and had sufficient capacity to adequately address the risks in our credit portfolio. Each quarter saw progress. The first nine months were spent in a series of detailed portfolio reviews and the implementation of enhanced portfolio management processes that permitted us to proactively identify and address the risks in our portfolio. As a result, net charge-offs for the first nine months remained elevated, and we continued to build our allowance for credit losses. Though the growth rate in criticized loans slowed in the third quarter, our customers continued to remain under pressure from the weak economy and the absolute level of criticized loans continued to increase.
These factors were taken into account as we reviewed our loan loss reserve assumptions during the fourth quarter. And though there have been recent signs of stability in our markets, the economic outlook nevertheless remains uncertain and fragile. As such, and to assure we had sufficient reserves to continue to address the resolution of problem credits going forward, loan loss reserves were significantly strengthened in the fourth quarter. Most of our concern going forward relates to the retail segment of our commercial real estate portfolio. We have substantially addressed the issues associated with our single family homebuilder exposure. We continue to be pleased with the overall relative performance of our consumer portfolios.

Our period end allowance for credit losses increased materially to 4.16% of loans and leases and represented 80% coverage of nonaccrual loans. Going forward, we expect that the absolute level of the allowance for credit losses is likely to decline as existing reserves address elevated losses inherent in our loan portfolio. While charge-offs are expected to remain higher than normalized levels in 2010, we expect 2009 will represent this cycle’s peak. We are also cautiously optimistic that, while the level of new nonaccrual loans will remain elevated going forward, quarterly inflows to nonaccrual status and the absolute level of nonaccrual loans are expected to decline. This view is supported by early signs of credit quality improvement. Though the absolute levels remained elevated, we are encouraged by the 45% linked-quarter decline in new nonaccrual loans and the 12% linked-quarter decline in period-end nonperforming assets.
Liquidity Strengthened; Capital Remains Solid
Our liquidity position continued to strengthen with the significant 16% annualized growth in average core deposits. As a result, our loan-to-deposit ratio declined for the fourth consecutive quarter to 91%, its lowest level in memory. Our funding mix ended the year much stronger and more balanced from a year ago, due to strong growth in core deposits reflecting increases in household and business relationships. And our capital ratio ended the year much improved from a year earlier, primarily reflecting the $1.7 billion of capital raised during the year, including $1.3 billion of common equity. We continue to believe we have sufficient capital to weather a stressed economic scenario and have no current plans to raise additional capital.
We remain well-positioned to repay the $1.4 billion in TARP capital. Yet, until we see clear evidence of an economic turnaround and a return to profitable performance, our expectation is to hold this capital in reserve.
Other Highlights
The implementation of our three-year strategic plan, which I mentioned in my last letter, is underway and impacting results and decisions. A key element of growing Huntington is investing in resources and talent, especially in those areas that will help us grow revenues.
Over the last few months, we have hired a number of new management members and teams of professionals. Some are in positions to take what we have and make it better. In our Retail and Business Banking and Commercial Banking segments, we have hired new managers in such key areas as deposit product pricing, fee income, consumer lending, payments and channels, marketing, treasury management, and corporate banking. Other new hires are leaders and teams aimed at developing critical mass in existing businesses. In our Private Financial Group, we have hired new managers and/or teams in such areas as currency risk management, and trust business development, with some targeted at expanding existing business into new markets, like a new brokerage sales team. And we have initiated new businesses like asset-based lending in Commercial Banking and national settlements in our Private Financial Group.

You will recall that in the third quarter we acquired Warren Bank, located in Macomb County in Michigan, in an FDIC related transaction. I am pleased to report we have just completed a very successful conversion of those depositors to Huntington’s systems.
Thank you for again allowing me the opportunity to share these views with you.
Sincerely,
Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 10/22/09 Financial Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor Relations (614) 480-5676.